EXHIBIT 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR SECOND QUARTER 2009
     SAN RAMON, Calif., July 9, 2009 — Chevron Corporation (NYSE:CVX) today reported in its interim update that upstream earnings for the second quarter 2009 compared with the first quarter are expected to benefit from an increase in prices for crude oil, largely offset by substantial unfavorable foreign currency effects. Downstream results are projected to be significantly lower than the first quarter.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the second quarter 2009. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on July 31, 2009. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the second quarter 2009 versus full first quarter 2009 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2008			2009

						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

U.S. Upstream
Net Production:
Liquids	MBD	438	409	399	441	453	n/a
Natural Gas	MMCFD	1,588	1,431	1,320	1,379	1,372	n/a
Total Oil-Equivalent	MBOED	702	647	619	671	682	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	123.78	118.25	59.14	43.19	54.36	59.71
Avg. Midway Sunset Posted Price	$/Bbl	111.25	105.54	45.07	34.44	48.11	52.69
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	10.94	10.27	6.96	4.91	3.47	3.49
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	9.82	9.34	4.97	4.01	2.99	3.00
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	8.41	5.85	3.46	3.20	2.20	2.25

Average Realizations:
Crude	$/Bbl	113.97	112.22	51.43	36.85	48.79	n/a
Liquids	$/Bbl	108.67	107.22	49.13	36.00	46.09	n/a
Natural Gas	$/MCF	9.84	8.64	5.23	4.14	3.26	n/a

International Upstream
Net Production:
Liquids	MBD	1,207	1,167	1,308	1,360	1,356	n/a
Natural Gas	MMCFD	3,621	3,618	3,493	3,642	3,580	n/a
Mined Bitumen	MBD	24	26	31	25	26	n/a
Total Oil-Equivalent — incl. Mined Bitumen	MBOED	1,835	1,796	1,921	1,992	1,979	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	121.17	115.09	55.48	44.46	53.82	59.13

Average Realizations:
Liquids	$/Bbl	110.44	102.73	46.79	39.43	48.83	n/a
Natural Gas	$/MCF	5.44	5.37	5.10	4.21	3.64	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Total U.S. oil-equivalent production during the first two months of the second quarter increased 11,000 barrels per day mainly due to activities in the Gulf of Mexico that included ongoing restoration of operations damaged by hurricanes last September, the ramp-up of production at Blind Faith, and the start-up at Tahiti.
     International net oil-equivalent production decreased 13,000 barrels per day. The liquids component of oil-equivalent production decreased 4,000 barrels per day as the effects of planned field maintenance in Kazakhstan and Canada more than offset increased volumes associated with the continued ramp-up at the Agbami Field offshore Nigeria. Natural gas production decreased about 60 million cubic feet per day, largely reflecting lower sales in Thailand.
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     U.S. crude oil realizations for the first two months of the second quarter increased $11.94 per barrel to $48.79. International liquids realizations increased $9.40 to $48.83 per barrel. U.S. natural gas realizations declined $0.88 to $3.26 per thousand cubic feet, while average international natural gas realizations decreased $0.57 per thousand cubic feet to $3.64.
     International upstream results for the first two months of the second quarter included unfavorable foreign currency effects in excess of $400 million resulting from the weakening of the U.S. Dollar against most other major currencies, a trend that continued in June. Additionally, the international upstream segment is expected to reflect charges of approximately $100 million associated with well write-offs in the quarter. Worldwide upstream depreciation expense is currently forecast to be in line with first quarter 2009 results.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2008			2009

						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast — Blended 5-3-1-1		27.70	20.04	15.29	19.20	14.51	15.18
U.S. Gulf Coast — Maya 5-3-1-1		39.17	29.54	18.96	14.74	12.27	13.46
Singapore — Dubai 3-1-1-1		9.75	7.70	6.07	5.49	4.81	4.08
N.W. Europe — Brent 3-1-1-1		5.30	6.50	6.58	4.18	4.48	4.36

Marketing Margins[2]
U.S. West — Weighted DTW to Spot		1.18	8.80	9.11	0.83	2.09	3.61
U.S. East — Houston Mogas Rack to Spot		2.69	1.99	3.64	2.19	2.67	2.91
Asia-Pacific / Middle East / Africa		1.85	4.88	6.87	4.67	4.73	n/a

Actual Volumes:
U.S. Refinery Input	MBD	816	922	930	938	932	n/a
Int’l Refinery Input	MBD	952	976	973	985	953	n/a
U.S. Branded Mogas Sales	MBD	596	601	606	613	639	n/a

[2]	Marketing margins, formerly shown for other international areas, have been discontinued. With the sale of the Brazil fuels marketing business in the first quarter 2009, approximately 70% of international marketing sales are in the Asia-Pacific / Middle East / Africa area.
     For the full second quarter, the U.S. refining indicator margins were down sharply, more than offsetting an increase in marketing margins. Outside the United States, refining indicator margins were mixed. Marketing margins in the Asia-Pacific / Middle East / Africa area were nearly flat.
     During the first two months of the second quarter, daily U.S. refinery crude-input volumes were essentially unchanged. Outside the United States, refinery crude-input volumes were down 32,000 barrels per day, or about three percent, primarily due to planned maintenance at refineries in South Korea and Singapore.
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     International downstream results in the full second quarter are expected to include adverse timing effects due to the substantial increase in crude oil and refined product prices between the beginning and end of the quarter. Earnings in the full second quarter are expected to include gains of roughly $150 million from the previously announced sales of marketing businesses in Kenya and Cameroon, approximately $250 million less than asset sales gains recorded in the first quarter.
CHEMICALS

		2008			2009

						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		11.21	15.46	14.93	7.16	7.03	6.62
HDPE Industry Contract Sales Margin		14.52	23.21	22.28	17.91	23.78	24.25
Styrene Industry Contract Sales Margin		11.32	14.36	16.04	14.80	14.86	13.63
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full second quarter sales volumes are expected to increase. Indicator margins were mixed between periods.
ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range or current projections. Total net charges in the second quarter are currently expected to be lower than the guidance range.
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NOTICE
Chevron’s discussion of second quarter 2009 earnings with security analysts will take place on Friday, July 31, 2009, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings, the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.